EXHIBIT 99.2

INmune Bio Announces Common Stock Purchase Agreement for up to $20.0 Million with Lincoln Park Capital

LA JOLLA, Calif., May 16, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced a common stock purchase agreement with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor for up to $20 million (subject to the terms of the agreements with Lincoln Park), including an initial investment of $300,000. This investment by LPC is in addition to LPC’s investment in INmune Bio’s first round of funding in 2017, when INmune Bio was a private company.

Subject to compliance with the transaction documents, INmune Bio will have the option but not the obligation to sell to LPC up to an additional $19.7 million in shares of common stock over a 24-month period contingent and commencing upon the effectiveness of the resale registration statement discussed below and satisfaction of other conditions contained in the agreement. Proceeds from the sales will be used for general corporate purposes, including advancing the company's drug development pipeline.

The Company believes this funding option will help INmune Bio advance its drug development pipeline into Phase II clinical trials. “This financing agreement provides flexibility to opportunistically access capital at our option under favorable terms to advance our innate immune therapies in cancer and Alzheimer’s disease,” said David Moss, CFO of INmune Bio.

Under the terms of the common stock purchase agreement and once a registration statement relating to the transaction is declared effective, INmune Bio will control the timing and amount of any future sales of shares of common stock to LPC. LPC has no right to require any sales by INmune Bio under the agreement but is obligated to make purchases according to INmune Bio's direction, as governed by the agreement. There are no upper limits to the price LPC may pay to purchase common stock from INmune Bio and the purchase price of the shares will be based on the prevailing market prices of INmune Bio's shares at the time of each sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, in any direct or indirect short selling or hedging of INmune Bio's shares of common stock. There are no limitations on the use of proceeds, and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. In consideration for entering into the purchase agreement, INmune Bio has issued shares of common stock to LPC as a commitment fee. INmune Bio maintains the right to terminate the common stock purchase agreement at any time, at its discretion, without any additional cost or penalty. A description of the common stock purchase agreement and related registration rights agreement is set forth in INmune Bio's Current Report on Form 8-K filed today with the Securities and Exchange Commission (SEC). No financial advisory fees were paid in connection with the equity purchase agreement.

The securities sold and the securities that may be sold in the future in this transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or “Blue Sky” laws or an applicable exemption from such registration or qualification requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com